Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2017 Results

LOUISVILLE, KY. (October 30, 2017) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 26, 2017.

	Third Quarter			Year to Date
($000’s)	2017	2016	% Change	2017	2016	% Change

Total revenue	$540,507	$481,637	12.2%	$1,674,455	$1,506,004	11.2%
Income from operations	45,511	38,468	18.3%	148,747	141,061	5.4%
Net income	31,014	25,675	20.8%	102,908	94,873	8.5%
Diluted EPS	$0.43	$0.36	19.9%	$1.44	$1.34	7.6%

Results for the third quarter included the following highlights:

•                  Comparable restaurant sales increased 4.5% at company restaurants and 4.7% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 31 basis points to 17.8%, primarily driven by wage rate inflation, partially offset by the benefit of lower food costs;

•                  Diluted earnings per share increased 19.9% to $0.43 from $0.36 in the prior year. This includes overlapping a pre-tax charge recorded in the prior year quarter of $1.2 million ($0.8 million after-tax) related to the settlement of a legal matter; and

•                  Seven company-owned restaurants, including two Bubba’s 33 restaurants, and one franchise restaurant were opened.

Results for the year-to-date period included the following highlights:

•                  Comparable restaurant sales increased 4.0% at both company restaurants and domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 28 basis points to 18.9%, primarily driven by wage rate inflation, partially offset by the benefit of lower food costs;

•                  A pre-tax charge of $14.9 million ($9.2 million after-tax), or $0.13 per diluted share, was recorded in the first quarter of 2017, related to the settlement of a legal matter.  The impact of the legal charge was partially offset by a pre-tax charge recorded in 2016 of $6.7 million ($4.1 million after-tax) related to a separate legal matter which had an impact of $0.06 on diluted earnings per share;

•                  Diluted earnings per share increased 7.6% to $1.44 from $1.34 in the prior year; and

•                  20 company-owned restaurants, including four Bubba’s 33 restaurants, and three franchise restaurants were opened.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to deliver another solid quarter of results including a 19.9% increase in diluted earnings per share driven by double-digit revenue growth.  Comparable restaurant sales grew 4.5%, driven primarily by traffic gains of 3.5%.  In addition, our positive sales momentum has continued into the fourth quarter.  None of this growth would be possible without the commitment from our operators and everyone associated with our legendary brand.”

Taylor continued, “As we look to 2018, our balance sheet and strong cashflow have us well positioned for continued growth including approximately 30 planned restaurant openings. In addition, our allocation strategy will continue to be focused on returning capital to shareholders, primarily through our dividend program.”

2017 Outlook

Comparable restaurant sales at company restaurants for the first four weeks of our fourth quarter of fiscal 2017 increased approximately 5.3% compared to the prior year period.

Management updated the following expectations for 2017:

•                  26 or 27 company restaurant openings (compared to previous guidance of 27 to 29 company restaurant openings), including four Bubba’s 33 restaurants;

•                  Food cost deflation of approximately 2.0%, compared to previous guidance of approximately 1.0% to 2.0%; and

•                  Labor inflation of approximately 7.0% to 8.0%, compared to previous guidance of mid-single digit inflation.

Management reiterated the following expectations for 2017:

•                  Positive comparable restaurant sales growth;

•                  An income tax rate of approximately 28.0%; and

•                  Total capital expenditures of approximately $170.0 million, excluding any cash used for franchise acquisitions.

2018 Outlook

Management provided the following initial expectations for 2018:

•                  Positive comparable restaurant sales growth;

•                  Approximately 30 company restaurant openings, including up to seven Bubba’s 33 restaurants;

•                  Relatively flat food costs;

•                  Mid-single digit labor inflation;

•                  An income tax rate of between 28.0% and 29.0%; and

•                  Total capital expenditures of approximately $175.0 million, excluding any cash used for franchise acquisitions.

Conference Call

The Company is hosting a conference call today, October 30, 2017 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 297-0358 or (719) 325-2396 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international calls, and use 1901754 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today has grown to over 540 restaurants system-wide in 49 states and six foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2017	September 27, 2016	September 26, 2017	September 27, 2016

Revenue:
Restaurant sales	$536,341	$477,617	$1,661,821	$1,493,531
Franchise royalties and fees	4,166	4,020	12,634	12,473

Total revenue	540,507	481,637	1,674,455	1,506,004

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	176,498	161,886	545,862	506,565
Labor	169,355	145,301	514,287	442,861
Rent	11,257	10,266	33,238	30,477
Other operating	83,679	73,583	254,176	227,082
Pre-opening	4,548	5,017	14,302	14,253
Depreciation and amortization	23,534	20,941	69,236	60,718
Impairment and closure	2	13	13	54
General and administrative	26,123	26,162	94,594	82,933
Total costs and expenses	494,996	443,169	1,525,708	1,364,943
Income from operations	45,511	38,468	148,747	141,061
Interest expense, net	500	288	1,211	902
Equity income from investments in unconsolidated affiliates	(359)	(4)	(1,149)	(831)
Income before taxes	45,370	38,184	148,685	140,990
Provision for income taxes	13,046	11,381	41,159	42,325
Net income including noncontrolling interests	32,324	26,803	107,526	98,665
Less: Net income attributable to noncontrolling interests	1,310	1,128	4,618	3,792
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$31,014	$25,675	$102,908	$94,873
Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.44	$0.36	$1.45	$1.35
Diluted	$0.43	$0.36	$1.44	$1.34
Weighted average shares outstanding:
Basic	71,067	70,477	70,939	70,338
Diluted	71,532	70,981	71,449	70,898
Cash dividends declared per share	$0.21	$0.19	$0.63	$0.57

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 26, 2017	December 27, 2016
Cash and cash equivalents	$114,436	$112,944
Other current assets	50,893	87,315
Property and equipment, net	886,972	830,054
Goodwill	121,040	116,571
Intangible assets, net	2,930	3,622
Other assets	36,448	29,465

Total assets	$1,212,719	$1,179,971

Current maturities of long-term debt and obligation under capital lease	9	167
Other current liabilities	238,260	279,360
Long-term debt and obligation under capital lease, excluding current maturities	51,984	52,381
Other liabilities	91,674	89,821
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	818,743	750,226
Noncontrolling interests	12,049	8,016

Total liabilities and equity	$1,212,719	$1,179,971

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	39 Weeks Ended
	September 26, 2017	September 27, 2016
Cash flows from operating activities:
Net income including noncontrolling interests	$107,526	$98,665
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	69,236	60,718
Share-based compensation expense	18,826	18,347
Other noncash adjustments	(2,702)	1,321
Change in working capital	(4,816)	(19,269)
Net cash provided by operating activities	188,070	159,782

Cash flows from investing activities:
Capital expenditures - property and equipment	(117,037)	(113,219)
Acquisition of franchise restaurants, net of cash acquired	(16,528)	—
Net cash used in investing activities	(133,565)	(113,219)

Cash flows from financing activities:
Proceeds from revolving credit facility, net	—	25,000
Repurchase shares of common stock	—	(4,110)
Dividends paid	(43,223)	(38,656)
Other financing activities	(9,790)	(6,418)
Net cash used in financing activities	(53,013)	(24,184)

Net increase in cash and cash equivalents	1,492	22,379
Cash and cash equivalents - beginning of period	112,944	59,334
Cash and cash equivalents - end of period	$114,436	$81,713

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2017	2016	vs LY		2017	2016	vs LY

Restaurant openings
Company - Texas Roadhouse	5	5	0		16	16	0
Company - Bubba’s 33	2	2	0		4	5	(1)
Company - Other	0	0	0		0	0	0
Franchise - Texas Roadhouse - U.S.	0	1	(1)		1	1	0
Franchise - Texas Roadhouse - International	1	0	1		2	2	0
Total	8	8	0		23	24	(1)

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	0	0	0		4	0	4
Company - Bubba’s 33	0	0	0		0	0	0
Company - Other	0	0	0		0	0	0
Franchise - Texas Roadhouse	0	0	0		(4)	0	(4)
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	433	408	25
Company - Bubba’s 33	20	12	8
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	70	73	(3)
Franchise - Texas Roadhouse - International	15	12	3
Total	540	507	33

Company-owned restaurants
Restaurant sales	$536,341	$477,617	12.3%		$1,661,821	$1,493,531	11.3%
Store weeks	5,868	5,427	8.1%		17,324	16,039	8.0%
Comparable restaurant sales growth (1)	4.5%	3.4%			4.0%	4.2%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.6%	3.5%			4.0%	4.2%
Average unit volume (2)	$1,197	$1,152	3.9%		$3,776	$3,663	3.1%
Weekly sales by group:
Comparable restaurants (396 units)	$92,712
Average unit volume restaurants (21 units) (3)	$79,891
Restaurants less than 6 months old (16 units)	$93,419

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	32.9%	33.9%	(99	)bps	32.8%	33.9%	(107	)bps
Labor	31.6%	30.4%	115	bps	30.9%	29.7%	130	bps
Rent	2.1%	2.1%	(5	)bps	2.0%	2.0%	(4	)bps
Other operating	15.6%	15.4%	20	bps	15.3%	15.2%	9	bps
Total	82.2%	81.9%	31	bps	81.1%	80.8%	28	bps

Restaurant margin (4)	17.8%	18.1%	(31	)bps	18.9%	19.2%	(28	)bps

Restaurant margin ($ in thousands) (4)	$95,552	$86,581	10.4%		$314,258	$286,546	9.7%
Restaurant margin $ (4)/Store week	$16,284	$15,953	2.1%		$18,140	$17,866	1.5%

Franchise-owned restaurants
Franchise royalties and fees	$4,166	$4,020	3.6%		$12,634	$12,473	1.3%
Store weeks	1,092	1,095	(0.3)%		3,264	3,253	0.3%
Comparable restaurant sales growth (1)	2.8%	1.9%			2.9%	2.5%
U.S. franchise restaurants only:
Comparable restaurant sales growth (1)	4.7%	3.3%			4.0%	3.9%
Average unit volume (2)	$1,227	$1,163	5.5%		$3,862	$3,717	3.9%

Pre-opening expense	$4,548	$5,017	(9.3)%		$14,302	$14,253	0.3%

Depreciation and amortization	$23,534	$20,941	12.4%		$69,236	$60,718	14.0%
As a % of revenue	4.4%	4.3%	1	bp	4.1%	4.0%	10	bps

General and administrative expenses	$26,123	$26,162	(0.1)%		$94,594	$82,933	14.1%
As a % of revenue	4.8%	5.4%	(60	)bps	5.6%	5.5%	14	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six and up to 18 months before the beginning of the period measured.

(4)  Restaurant margin (in dollars and as a percentage of restaurant sales) represents restaurant sales less restaurant operating costs, including cost of sales, labor, rent and other operating costs.  Depreciation and amortization expense, substantially all of which relates to restaurant-level assets, is excluded from restaurant operating costs.  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.